MICRO BIO-MEDICS, INC. AND SUBSIDIARIES
                                FORM 10-Q
                              MAY 31, 1997
                               (UNAUDITED)
                 _______________________________________


Exhibit 11

     Computation of Earnings per Common and Common Equivalent Share

                                  Six Months Ended     Three Months Ended
                                       May 31,              May 31,
                                 ------------------    --------------------
                                   1997      1996         1997       1996
                                 ------------------    -------------------
Earnings

Net income                     $ 678,287  $ 454,191   $ 459,750   $ 366,275

Modified treasury stock method

Incremental income                           59,709                  14,779
                                --------   --------    --------    --------
Adjusted net income            $ 678,287  $ 513,900   $ 459,750   $ 380,054
                                ========   ========    ========    ========

Shares

Weighted average number of
  common shares outstanding    5,084,296  4,116,592    5,103,526  4,213,002

Additional shares assuming
conversion of stock options
and warrants utilizing the
modified treasury stock
method                         1,074,977  1,449,200   1,065,676  1,419,538
                               _________  _________   _________  _________
Number of common and common
  equivalent shares            6,159,273  5,565,792   6,169,202  5,632,540
                               =========  =========   =========  =========
Earnings per common
  and common equivalent share     $.11      $.09         $.07      $.07
                                  =====     =====        =====     =====

